As filed with the Securities and Exchange Commission on July 6, 2016

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Intelsat S.A.

(Exact name of registrant as specified in its charter)

Luxembourg	98-1009418
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

4, rue Albert Borschette, L-1246 Luxembourg

(Address of Principal Executive Offices, Including Zip Code)

Intelsat S.A. 2013 Equity Incentive Plan

(Full title of the plan)

Michelle V. Bryan, Esq.

Executive Vice President, General Counsel and Chief Administrative Officer

Intelsat S.A.

4, rue Albert Borschette

L-1246 Luxembourg

+352 27-84-1600

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Raphael M. Russo, Esq.

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, NY 10019-6064

(212) 373-3000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company.)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to Be Registered	Amount to Be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (3)
Common shares, nominal value $0.01 per share	10,000,000 shares	$2.48	$24,800,000	$2,497.36

(1)	Represents additional shares of Intelsat S.A.’s common shares, nominal value $0.001 (“common shares”), reserved for issuance under the Intelsat S.A. 2013 Equity Incentive Plan. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall be deemed to cover any additional securities to be offered or issued from stock splits, stock dividends or similar transactions.
(2)	Pursuant to Rule 457(c) and (h) under the Securities Act, the proposed maximum offering price per share was determined based on the high and low prices of Intelsat S.A. common shares reported on the New York Stock Exchange on June 29, 2016.
(3)	Calculated by multiplying the proposed maximum aggregate offering price by .0001007.

EXPLANATORY NOTE

Except as the context otherwise requires, references to “we,” “our,” “us,” “Intelsat,” the “Company” and the “Registrant” are to Intelsat S.A. and its consolidated subsidiaries.

The Company’s Registration Statement on Form S-8 filed with the Securities and Exchange Commission (the “SEC”) on April 18, 2013 (File No. 333-187976) is hereby incorporated by reference. By such Registration Statement, the Company registered 10,000,000 common shares, nominal value $0.01 per share, which we refer to as the common shares, which were reserved for issuance in respect of awards to be granted under the Intelsat S.A. 2013 Equity Incentive Plan (the “2013 Equity Plan”). On February 10, 2016, the board of directors of the Company adopted an amendment to the 2013 Equity Plan (the “Plan Amendment”), effective upon stockholder approval, which was received on June 16, 2016, in order to, among other things, increase the number of common shares reserved for issuance in respect of awards to be granted under the 2013 Equity Plan from 10,000,000 common shares to an aggregate of 20,000,000 common shares. As of June 1, 2016, a total of 7,528,530 common shares registered under the 2013 Equity Plan were issued or reserved for issuance upon exercise of outstanding equity awards and 534,554 common shares remained available for future issuance (not taking into effect the common share increase pursuant to the Plan Amendment). This Registration Statement is to register the additional 10,000,000 common shares, thereby increasing the total pool of common shares available for future issuance pursuant to the 2013 Equity Plan to approximately 10.5 million shares.

Pursuant to General Instruction E to Form S-8, the contents of such earlier Registration Statement are incorporated by reference into this Registration Statement, except that the provisions contained in Part II of such earlier registration statement are modified as set forth in this Registration Statement.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed with the SEC by us are incorporated by reference in this Registration Statement:

(a)	Intelsat S.A.’s Annual Report on Form 20-F for the year ended December 31, 2015, filed with the SEC on March 8, 2016;

(b)	Intelsat S.A.’s Reports on Form 6-K filed with the SEC on January 29, 2016, February 29, 2016, March 21, 2016, March 29, 2016, April 28, 2016 (which included the Company’s unaudited financial statements for the quarter ended March 31, 2016 and management’s discussion and analysis with respect thereto), May 11, 2016, May 12, 2016, May 18, 2016, May 25, 2016, June 1, 2016, June 6, 2016, June 9, 2016, June 17, 2016, June 23, 2016, June 27, 2016, June 30, 2016 and July 1, 2016;

(c)	The description of the Registrant’s common shares set forth in the Registrant’s Registration Statement on Form 8-A filed with the SEC pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on April 15, 2013, and any amendment or report filed for the purpose of updating any such description; and

(d)	All other reports filed with the SEC by the Registrant pursuant to Section 13(a) or 15(d) of the Exchange Act since the Registrant’s Annual Report on Form 20-F referred to in (a) above.

In addition, all reports and documents filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date hereof and prior to the filing of a post-effective amendment that indicate that all securities offered hereby have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference herein and made a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement or in any other subsequently filed document that also is or is deemed to be incorporated by reference in this Registration Statement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 8. Exhibits.

Exhibit No.	Document Description

3.1	Consolidated Articles of Incorporation of Intelsat S.A., as amended on June 16, 2016.*

5.1	Opinion of Elvinger Hoss Prussen as to the validity of the securities being offered.*

10.1	Intelsat S.A. 2013 Equity Incentive Plan (incorporated by reference to Exhibit 4.39 of Intelsat S.A.’s Annual Report on Form 20-F, filed on February 20, 2014).

10.2	First Amendment to the Intelsat S.A. 2013 Equity Incentive Plan, effective October 23, 2014 (incorporated by reference to Exhibit 4.64 to Intelsat S.A.’s Annual Report on Form 20-F, filed on February 18, 2015).

10.3	Second Amendment to Intelsat S.A. 2013 Equity Incentive Plan.*

23.1	Consent of KPMG LLP.*

23.2	Consent of Elvinger Hoss Prussen (included in Exhibit 5.1).*

24.1	Powers of Attorney (included in signature pages).

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned hereunto duly authorized, on July 6, 2016.

INTELSAT S.A.

By:	/s/ Michelle Bryan

Name: Title:	Michelle Bryan Executive Vice President, General Counsel and Chief Administrative Officer and Secretary

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below hereby constitutes and appoints each of Michelle Bryan, Jacques D. Kerrest and Michael Green, acting singly, his or her true and lawful agent, proxy and attorney-in-fact, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to (i) act on, sign and file with the SEC any and all amendments (including post-effective amendments) to this registration statement together with all schedules and exhibits thereto and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, together with all schedules and exhibits thereto, (ii) act on, sign and file such certificates, instruments, agreements and other documents as may be necessary or appropriate in connection therewith, (iii) act on and file any supplement to any prospectus included in this registration statement or any such amendment or any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and (iv) take any and all actions which may be necessary or appropriate in connection therewith, granting unto such agents, proxies and attorneys-in-fact, and each of them, full power and authority to do and perform each and every act and thing necessary or appropriate to be done, as fully for all intents and purposes as he or she might or could do in person, hereby approving, ratifying and confirming all that such agents, proxies and attorneys-in-fact or any of their substitutes may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on July 6, 2016.

Signature	Title
/s/ Stephen Spengler Stephen Spengler	Chief Executive Officer and Director (Principal Executive Officer)

/s/ David McGlade David McGlade	Executive Chairman and Director

/s/ Jacques D. Kerrest Jacques D. Kerrest	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)

/s/ Raymond Svider Raymond Svider	Director

/s/ Justin Bateman Justin Bateman	Director

/s/ Egon Durban Egon Durban	Director

/s/ Edward Kangas Edward Kangas	Director

/s/ Simon Patterson Simon Patterson	Director

/s/ Robert Callahan Robert Callahan	Director

/s/ John Diercksen John Diercksen	Director

/s/ Michael Green Michael Green	Authorized Representative in the United States

EXHIBIT INDEX

Exhibit No.	Document Description

3.1	Consolidated Articles of Incorporation of Intelsat S.A., as amended on June 16, 2016.*

5.1	Opinion of Elvinger Hoss Prussen as to the validity of the securities being offered.*

10.1	Intelsat S.A. 2013 Equity Incentive Plan (incorporated by reference to Exhibit 4.39 of Intelsat S.A.’s Annual Report on Form 20-F, filed on February 20, 2014).

10.2	First Amendment to Intelsat S.A. 2013 Equity Incentive Plan, effective October 23, 2014 (incorporated by reference to Exhibit 4.64 to Intelsat S.A.’s Annual Report on Form 20-F, filed on February 18, 2015).

10.3	Second Amendment to Intelsat S.A. 2013 Equity Incentive Plan.*

23.1	Consent of KPMG LLP.*

23.2	Consent of Elvinger Hoss Prussen (included in Exhibit 5.1).*

24.1	Powers of Attorney (included in signature pages).

*	Filed herewith.